Exhibit 99.1

NEWS RELEASE

     FOR IMMEDIATE RELEASE

FOR:	Mesa Air Group, Inc.	CONTACT:	Peter Murnane
	410 N. 44th St.		602-685-4010
Phoenix, AZ 85008

Mesa Air Group Reports 2nd Quarter Net Income

PHOENIX, April 30, 2004 – Mesa Air Group, Inc. (NASDAQ-MESA) today announced second quarter after tax earnings of $1.8 million on revenues of $209.7 million, or five cents per share on a diluted basis (all amounts reported herein are after tax, reflect a restatement as described below and all per share amounts reported hereafter are on a diluted basis). Net income was $11.0 million or 35 cents per share for the same period of fiscal 2003. Pro forma net income for the quarter was $9.6 million, or 25 cents per share. Pro forma net income excluded the costs to terminate the leases of seven Beechcraft 1900D aircraft of $6.7 million, executive compensation payments of $2.4 million, investment income of $0.4 million, and the reversal of certain merger related costs of $0.8 million. This compares to pro forma earnings of $3.0 million on revenues of $137.3 million, or 9 cents per share for the comparable period of fiscal 2003. Pro forma net income in the second quarter of 2003 excluded the reversal of $8.0 million in restructuring charges and liabilities of CCAir, an $0.8 million gain on the involuntary conversion of an aircraft and $0.6 million in Beechcraft 1900 return costs.

The Company also announced it will be restating earnings for the previous four fiscal years to reflect depreciation on certain aircraft during the period they were on manufacturer provided interim financing. The Company had previously accounted for the expense related to these aircraft as operating leases during the interim financing period. The cumulative adjustment to prior earnings is estimated to be approximately $4.8 million through September 30, 2003 and approximately $1.5 million for the first quarter of fiscal 2004 that ended December 31, 2003. Aircraft and debt totaling approximately $242 million and $145 million will be included on the Company’s balance sheet at September 30, 2003 and December 31, 2003, respectively. 30 of the 35 aircraft related to the prior period adjustment were subsequently financed through sale-leaseback transactions involving long-term operating leases. As a result of the restatement, these sale-leaseback transactions will generate gains equal to the depreciation on the aircraft during the period they were on interim financing. These gains will be amortized over the life of the respective leases. The Company expects to finalize and issue restated financial statements in approximately two weeks.

Year-to-date earnings, including restated amounts for the first quarter of fiscal 2004, were $5.9 million on revenues of $397.2 million, or 18 cents per share. During the first six months of fiscal 2003, the Company reported net income of $10.1 million or 32 cents per share. Pro forma year-to-date net income was $16.9 million or 44 cents per share. Pro forma net income excluded the costs to terminate the leases of seven Beechcraft 1900D aircraft of $6.7 million, executive compensation payments of $2.9 million, net merger related costs of $2.2 million and investment income of $0.7 million. This compares to pro forma earnings of $3.1 million on revenues of $270.4 million, or 10 cents per share for the comparable period of fiscal 2003.

During the second quarter, the Company continued its regional jet expansion by adding 12 regional jets to its current fleet. These deliveries increased Mesa’s fleet of regional jets to 116 aircraft, comprised of 36 ERJ-145s, 49 CRJ-200s, 15 CRJ-700s and 16 CRJ-900s. The Company also added one Dash 8-200 in the quarter. Subsequent to quarter end, the Company added seven aircraft to its fleet, including three CRJ-900s, one CRJ-200 and three Dash 8s. The Company now has 120 regional jets and 16 Dash 8s operating under revenue-guarantee contracts with its major airline partners.

During the quarter, the Company completed the structured debt financing of five CRJ-700 and six CRJ-900 aircraft. The Company has interim financing commitments from the manufacturer to ensure delivery of all aircraft until early in calendar year 2005.

As previously announced, on March 31, 2004, the Company retired seven leased B1900 aircraft with lease expirations between December 2004 and September 2005. The Company has negotiated the terms of the early return with each of the aircraft lessors and has taken a charge for the quarter for the costs of terminating the leases.

In February, the Company’s Air Midwest subsidiary was awarded an annual subsidy of $1.3 million by the US Department of Transportation to provide essential air service to the communities of Manhattan and Salina, Kansas, as well as Lewisburg, West Virginia.

In February, the Company completed a private placement of $100 million issue price of 3.625% Senior Convertible Notes due 2024. The notes will bear cash interest at a fixed rate of 3.625% per year on the issue amount, payable semiannually in arrears until February 10, 2009. Thereafter, the notes will cease bearing cash interest and begin accruing interest at a rate of 3.625% until maturity. The aggregate amount due at maturity, including interest accrued from February 10, 2009, will be $171.4 million.

Also in February, the Company amended its code-share agreement with US Airways to add eight 50-seat regional jets to its existing revenue-guarantee agreement. This amendment increases the number of 50-seat regional jets to be flown under the contract with US Airways to 67. Mesa currently has 57 of its 50-seat regional jet aircraft in service with US Airways. The eight new aircraft, which are expected to be acquired and financed with an operating lease from a third party lessor, are anticipated to be placed into service later this summer.

“During the quarter, we continued our rapid regional jet expansion,” said Jonathan Ornstein, Mesa’s Chairman and CEO. “Our ability to add twenty aircraft between January and April is a testament to the hard work, professionalism and ‘can do’ attitude of all of our people. We thank them for their extraordinary effort.”

“We continue to be very supportive of the restructuring efforts of our airline partners. America West, which by the end of fiscal 2004 is expected to represent approximately 40% of our revenues, is benefiting from the results of its restructuring as demonstrated by three consecutive quarters of profitability. We remain confident that United, which by the end of fiscal 2004 will represent approximately 25% of our revenues, will emerge from bankruptcy a stronger carrier well positioned to offer us future growth opportunities. We remain supportive of US Airways’ efforts to restructure their costs to ensure their long-term viability. While we remain optimistic that US Airways will be successful, we have also begun making contingency plans for several alternative scenarios.”

Mesa’s operating statistics for the three months ended March 31,

	2004	2003	Change
Passengers	2,169,630	1,358,729	59.7%
Available Seat Miles (000s)	1,585,606	994,245	59.5%
Revenue passenger miles (000s)	1,059,520	583,374	81.6%
Load Factor %	66.8	58.7	8.1 pts.
Yield (cents)	19.8	23.5	-15.7%
Revenue per ASM (cents)	13.2	13.8	-4.3%
Operating Cost per ASM (cents) *	12.0	12.9	-7.0%
Stage length (miles)	384.8	329.5	16.8%

* Excluding one-time items

Mesa’s operating statistics for the six months ended March 31,

	2004	2003	Change
Passengers	4,271,230	2,775,903	53.9%
Available Seat Miles (000s)	3,042,393	1,954,275	55.7%
Revenue passenger miles (000s)	2,050,459	1,169,149	75.4%
Load Factor %	67.4	59.8	7.6 pts.
Yield (cents)	19.4	23.1	-16.0%
Revenue per ASM (cents)	13.1	13.8	-5.1%
Operating Cost per ASM (cents) *	11.8	13.4	-11.9%
Stage length (miles)	379.6	321.8	18.0%

* Excluding one-time items

MESA AIR GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 31,	March 31,
	2004	2003
		(Restated)
Operating revenues:
Passenger	$202,549	$131,654
Freight and other	7,115	5,658

Total operating revenues	209,664	137,312

Operating expenses:
Flight operations	73,931	45,370
Fuel	42,768	27,565
Maintenance	37,192	26,430
Aircraft and traffic servicing	16,028	13,461
Promotion and sales	1,443	1,647
General and administrative	14,925	9,530
Depreciation and amortization	5,352	4,298
Impairment and restructuring charges	11,317	(10,957)

Total operating expenses	202,956	117,344

Operating income	6,708	19,968

Other income (expense):
Interest expense	(5,223)	(3,280)
Interest income	393	50
Other income	1,131	1,170

Total other income (expense)	(3,699)	(2,060)

Income before income taxes and minority interest	3,009	17,908
Income taxes	1,240	6,859

Income before minority interest	1,769	11,049
Minority interest	—	(9)

Net income	$1,769	$11,040

Income per common share:
Basic	$0.06	$0.35
Diluted	$0.05	$0.35
Weighted average shares — basic	31,741	31,557
Weighted average shares — diluted	32,923	31,576

	Three Months Ended
	March 31,	March 31,
	2004	2003
		(Restated)
PRO FORMA (After tax):
Net income	$1,769	$11,040
Reversal of restructuring charges and certain liabilities of CCAir	—	(7,998)
Beech 1900 return costs	6,655	648
Merger related costs	(845)	—
Executive compensation payments, net of change in effective tax rate	2,448	—
Gain on involuntary conversion of aircraft	—	(795)
Investment (income) loss	(411)	52
Minority interest	—	9

Pro forma net income	$9,616	$2,956

Pro forma income per common share
Basic	$0.30	$0.09
Diluted	$0.25	$0.09
Weighted average shares — basic	31,741	31,557
Weighted average shares — diluted	42,934	31,576

*	To supplement our consolidated financial statements presented in accordance with GAAP, the Company uses non-GAAP measures of pro forma net income and pro forma earnings per share, which are adjusted from our GAAP results as shown above. These non-GAAP adjustments are provided to enhance the user’s overall understanding of our current financial performance. We believe the non-GAAP results provide useful information to both management and investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide investors and management with an alternative method for assessing the Company’s operating results in a manner that is focused on the performance of the Company’s ongoing operations and to provide a more consistent basis for comparison between quarters. In addition, since we have historically reported pro forma results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting. These measures are not in accordance with or an alternative for, GAAP and may be different from pro forma measures used by other companies.

MESA AIR GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Six Months Ended
	March 31,	March 31,
	2004	2003
		(Restated)
Operating revenues:
Passenger	$383,872	$259,332
Freight and other	13,345	11,074

Total operating revenues	397,217	270,406

Operating expenses:
Flight operations	138,727	94,087
Fuel	78,700	52,050
Maintenance	73,886	58,153
Aircraft and traffic servicing	29,852	26,773
Promotion and sales	3,091	4,048
General and administrative	32,016	18,203
Depreciation and amortization	11,372	7,596
Impairment and restructuring charges	11,317	(10,957)

Total operating expenses	378,961	249,953

Operating income	18,256	20,453

Other income (expense):
Interest expense	(10,707)	(5,619)
Interest income	610	140
Other income	1,834	1,381

Total other income (expense)	(8,263)	(4,098)

Income before income taxes and minority interest	9,993	16,355
Income taxes	4,117	6,264

Income before minority interest	5,876	10,091
Minority interest	—	(6)

Net income	$5,876	$10,085

Income per common share:
Basic	$0.19	$0.32
Diluted	$0.18	$0.32
Weighted average shares — basic	31,732	31,607
Weighted average shares — diluted	43,078	31,695

	Six Months Ended
	March 31,	March 31,
	2004	2003
		(Restated)
PRO FORMA (After tax):
Net income	$5,876	$10,085
Reversal of restructuring charges and certain liabilities of CCAir	—	(7,014)
Beech 1900 return costs	6,655	648
Merger related costs	2,228	—
Executive compensation payments, net of change in effective tax rate	2,873	—
Gain on involuntary conversion of aircraft	—	(795)
Investment (income) loss	(732)	125
Minority Interest	—	6

Pro forma net income	$16,900	$3,055

Pro forma income per common share
Basic	$0.53	$0.10
Diluted	$0.44	$0.10

*	To supplement our consolidated financial statements presented in accordance with GAAP, the Company uses non-GAAP measures of pro forma net income and pro forma earnings per share, which are adjusted from our GAAP results as shown above. These non-GAAP adjustments are provided to enhance the user’s overall understanding of our current financial performance. We believe the non-GAAP results provide useful information to both management and investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide investors and management with an alternative method for assessing the Company’s operating results in a manner that is focused on the performance of the Company’s ongoing operations and to provide a more consistent basis for comparison between quarters. In addition, since we have historically reported pro forma results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting. These measures are not in accordance with or an alternative for, GAAP and may be different from pro forma measures used by other companies.

As of March 31, 2004, the Company’s cash and marketable securities were approximately $228.7 million.

Mesa currently operates 171 aircraft with over 1,000 daily system departures to 160 cities, 42 states, the District of Columbia, Canada, Mexico and the Bahamas. It operates in the West and Midwest as America West Express; the Midwest and East as US Airways Express; in West and Midwest as United Express; in Kansas City with Midwest Airlines and in New Mexico and Texas as Mesa Airlines. The Company, which was founded in New Mexico in 1982, has approximately 4,400 employees. Mesa is a member of Regional Aviation Partners and the Regional Aviation Association.

This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected. The Company does not intend to update these forward-looking statements prior to its next required filing with the Securities and Exchange Commission.

For further information regarding this press release please contact Peter Murnane at 602-685-4010 or Peter.Murnane@Mesa-Air.Com

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